Exhibit 5.1

9 November 2023	Ref. 39842.0001

FLEX LNG Ltd. Par-la-Ville Place 14 Par-la-Ville Road Hamilton HM 08 Bermuda

Dear Sirs

Re:	FLEX LNG Ltd. (the “Company”)

1.	Subject of Opinion

We are lawyers duly qualified to practise in Bermuda.  This opinion as to the laws of Bermuda is addressed to you in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-8 (the “Registration Statement”) in relation to the registration of an aggregate of 413,500 ordinary shares, US$0.10 par value each in the share capital of the Company (the “Shares”) which may be issued upon the exercise of options granted to eligible participants pursuant to the rules of the Company’s Share Option Scheme, as amended (the “Plan”).

2.	Documents Examined

For the purposes of this opinion we have examined and relied upon originals or copies of the following:

2.1	the Registration Statement;

2.2	the Plan;

2.3	a copy of the following documents for the Company, as certified by the Secretary thereof on 9 November 2023:
(a)	Certificate of Continuance;
(b)	Memorandum of Continuance;
(c)	Bye-laws;
(d)	Register of Directors and Officers;
(e)	Register of Members;

(f)	Tax Assurance; and
(g)	Extract of the Minutes of the meetings of the Board of Directors of the Company held on 7 September 2018 and 9 November 2023 (together, the “Resolutions”);
2.4	a Certificate of Compliance issued by the Bermuda Registrar of Companies (the “ROC”) in respect of the Company on 8 November 2023; and

2.5	such other documents as we have deemed necessary in order to render this opinion

(together the “Documents”).

A reference to a document does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto. Except as stated in this section 2, we have not examined any contract, instrument or other document entered into by, or affecting, the Company or any corporate records of the Company and have not made any other enquiries concerning the Company.

As to questions of fact relevant to this opinion, we have relied upon certificates issued by the Government of Bermuda or agencies thereof and by officers of the Company, which matters of fact we have not independently verified.

3.	Searches

We have also relied upon our search of the documents of public record maintained and provided by the ROC and on our search of the Cause Book maintained by the Registrar of the Supreme Court of Bermuda (the “Searches”).

4. Opinion Limited to Bermuda Law

We have not investigated the laws of any country other than Bermuda and this opinion is given only with respect to compliance with or matters governed by Bermuda law. This opinion is limited to Bermuda law as applied by the courts of Bermuda at the date hereof and is governed by, and should be construed in accordance with, those laws. This opinion is also limited to the matters stated herein and no opinion is to be implied or may be inferred beyond the matters expressly stated herein.  We give this opinion on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.

5.	Assumptions

In giving this opinion, we have assumed:

5.1
the authenticity, accuracy and completeness of all of the Documents (including, without limitation, public records) submitted to us as originals and the conformity to authentic original documents of all of the Documents submitted to us as certified, electronic or photostatic copies;

5.2	the genuineness of all signatures on the Documents submitted to us;

5.3
the truth, accuracy and completeness as at the date hereof of all representations as to factual matters, warranties and statements of fact or law, other than as to the laws of Bermuda, made in any of the Documents;

5.4	the authority, capacity and power of each of the persons signing the Documents submitted to us (other than directors or officers of the Company);

5.5
that the Resolutions certified as being true and accurate and provided to us in connection with the giving of this opinion were duly passed by the duly elected or appointed directors of the Company; that any provisions contained in the Companies Act 1981 or the bye-laws of the Company relating to the declaration of directors’ interests and the convening of, the quorum required for, and voting at meetings of the directors were duly observed; that there is no matter affecting the authority of the directors of the Company not disclosed by the memorandum of association or bye-laws of the Company or the Resolutions which would have any adverse implication in relation to the opinions expressed herein; and that such Resolutions have not been amended or rescinded, either in whole or in part, and are in full force and effect;

5.6
that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by any action taken by the Company in connection with the Registration Statement or which would have any implication in relation to the opinions expressed herein and that, in so far as any obligation under, or action to be taken under, the Registration Statement is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction;

5.7
that the information disclosed by the Searches has not been materially altered and that the Searches did not fail to disclose any material information which had been delivered for filing or registration, but was not disclosed or did not appear on the public file at the time of the Searches;

5.8
that the Company has not passed a voluntary winding up resolution and that no petition has been presented to or order made by a court for the winding up or dissolution of the Company and that no receiver or manager has been appointed in respect of the Company or any of their respective assets;

5.9	that there is no provision of any award agreement or option agreement which would have an implication in relation to the opinion expressed herein;

5.10	that, upon the issue of any Shares, the Company will receive consideration for the full price thereof, which shall be equal to at least the par value thereof;

5.11	that on the date of issuance of any Shares, the Company will have sufficient authorised but unissued ordinary shares;

5.12	that on the date of issuance of any award or option under the Plan and on the date of exercise of any such award or option, the Company will be able to pay its liabilities as they become due; and

5.13	that on the date of issuance of any Shares, that the Company’s ordinary shares will be listed on an appointed stock exchange, as defined in the Companies Act 1981.

6.	Opinion

Based on and subject to the foregoing and to the reservations mentioned below and any matters not disclosed to us, we are of the opinion that:

6.1	The Company is a Bermuda exempted company duly incorporated, validly existing and in good standing under the laws of Bermuda.

6.2	When issued and paid for in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and non-assessable.

7.	Reservations

This opinion is subject to the following reservations:

7.1
we have relied upon searches of public records on file at the offices of the ROC and the Registry of the Supreme Court of Bermuda, but we note that the records disclosed by those searches may not be complete or up to date;

7.2
any reference in this opinion to shares being “non-assessable” means, in relation to fully-paid shares of the Company and subject to any contrary provision in any agreement in writing between the Company and the holder of shares, that: no shareholder shall be obliged to contribute further amounts to the capital of the Company, either in order to complete payment for their shares, to satisfy claims of creditors of the Company, or otherwise; and no shareholder shall be bound by an alteration of the Memorandum of Association or Bye-Laws of the Company after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for additional shares, or in any way increases his liability to contribute to the share capital of, or otherwise to pay money to, the Company;

7.3
we express no opinion with respect to the issuance of shares pursuant to any provision of the Plan that purports to obligate the Company to issue shares following the commencement of a winding up or liquidation; and

7.4
any reference in this opinion to the Company being “in good standing” means having paid all fees and taxes and having made all filings required by the laws of Bermuda in order to maintain the valid existence of the Company pursuant to such laws.

8.	Disclosure

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm, under the captions “Legal Matters” in the prospectus attached to the Registration Statement, without admitting that we are “experts”, within the meaning of the Securities Act or the rules and regulations of the Commission thereunder, with respect to any part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under section 7 of the Securities Act.

Further, this opinion speaks as of its date and is strictly limited to the matters stated herein. We assume no responsibility to review or update this opinion if applicable law or the existing facts or circumstances should change.

Yours faithfully

/s/ MJM Limited

MJM LIMITED